Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of the date signed (the “Effective Date”), by and between Edison Nation, Inc., a Nevada corporation (the “Employer”) and Philip Anderson (the “Executive”). In consideration of the mutual covenants contained in this Agreement, Employer and Executive agree as follows:

1.       Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer on the terms and conditions set forth in this Agreement.

2.       Duties. Executive shall serve Employer as its Chief Financial Officer and Corporate Secretary. In such capacity, Executive will report to the Chief Executive Officer of Employer and shall have the customary powers, responsibilities and authorities of Chief Financial Officers of corporations of the size, type and nature of Employer, as it exists from time to time, and as are assigned by the board of directors of Employer (the “Board”).

3.       Term. The term of this Agreement (the “Term”) shall be a period of three (3) years, during which entire time Executive shall be considered an at-will employee of Employer and, subject to the provisions of Section 6, the employment relationship described herein may be terminated by either Executive or Employer at any time. Upon the expiration of the Term, the Executive may continue to be employed by the Company at the will of the parties.

4.       Compensation and Benefits. The regular compensation and benefits payable to Executive under this Agreement shall be as follows:

(a)       Base Salary. During the term of this Agreement, for all services rendered by Executive under this Agreement, Employer shall pay Executive a base salary at the annual rate of $250,000. The base salary shall be payable in periodic installments in accordance with Employer’s usual practice for its senior executives, subject to any applicable tax and payroll deductions.

(b)       Annual Bonus. In addition to his Base Salary, Executive shall be eligible to receive an annual discretionary bonus (the “Bonus”) during the Term, based on performance criteria determined by the Board in its sole discretion, in amount equal to up to 100% of Executive’s base salary for the then current fiscal year.

(c)       Option Grant. The parties acknowledge that by action of the Board taken on December 21, 2017, Executive has been awarded options to purchase 210,000 shares of the Company’s common stock (the “Options”), exercisable at a price of $5.00 per share, pursuant to the terms, conditions and vesting schedule set forth in the Non-Qualified Option Agreement attached hereto as Exhibit A. This Agreement and the issuance of the Options is made by Employer in reliance upon the express representations and warranties of Executive, which by acceptance hereof, Executive confirms that:

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(i)  The Options and the shares of common stock issuable upon exercise of the Options (collectively, the “Securities”) granted to Executive are being acquired by Executive for his own account, for investment purposes, and not with a view to, or for sale in connection with, any distribution of the Securities. It is understood that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of exemption from the registration provisions of the Securities Act which depends, among other things, upon the bona fide nature of his representations as expressed herein;

(ii)  The Securities must be held by Executive indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities laws, or an exemption from such registration is available. Employer is under no obligation to register the Securities or to make available any such exemption;

(iii)  Executive further represents that Executive has had access to the financial statements or books and records of Employer, has had the opportunity to ask questions of Employer concerning its business, operations and financial condition and to obtain additional information reasonably necessary to verify the accuracy of such information;

(iv)  Unless and until the Securities are registered under the Securities Act, all certificates representing the Securities and any certificates subsequently issued in substitution therefore and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

(v)  Executive is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(d)       Regular Benefits. Executive shall be entitled to health insurance benefits from Employer, and shall also be entitled to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans which Employer may from time to time have in effect for all or most of its executive management employees. Participation in any Employer benefit plan shall be subject to the terms of the applicable plan documents, generally applicable policies of Employer, applicable law and the discretion of the Board, or any administrative or other committee provided for in or contemplated by any such plan. Except with respect to the aforementioned health insurance benefits, nothing contained in this Agreement shall be construed to create any obligation on the part of Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

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(e)       Vacation. Executive shall be entitled to three (3) weeks paid time off per year, such vacation leave to be taken in accordance with Employer’s standard employee vacation policy, and at such time or times as will not unreasonably hinder or interfere with Employer’s business or operations.

(f)       Taxation of Payments and Benefits. Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require Employer to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g)       Expenses. Employer shall reimburse Executive for all reasonable and necessary business-related out-of-pocket expenses incurred or paid by Executive in performing his duties under this Agreement and that are consistent with applicable policies of Employer and immediate manager. All payments for reimbursement of such expenses shall be made upon presentation by Executive of expense statements or vouchers and such other supporting information as Employer may from time to time reasonably request.

(h)       Exclusivity of Salary and Benefits. Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

5.       Extent of Service. (a) During Executive’s employment under this Agreement, Executive shall devote Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of Employer’s interests and to the discharge of Executive’s duties and responsibilities under this Agreement. Executive shall not engage in any other business activity, except as may be approved by the Board; provided, that nothing in this Agreement shall be construed as preventing Executive from:

(i)       investing Executive’s assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; and

(ii)       engaging in religious, charitable or other community or non-profit activities that do not impair Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement.

(b)       Executive shall cooperate with Employer in the event Employer wishes to obtain key-man insurance on Executive. Such cooperation shall include, but not be limited to, taking any physical examinations that may be requested by the insurance company.

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6.       Termination and Termination Benefits. (a) Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive’s employment under this Agreement. Notwithstanding the foregoing, in the event of termination of Executive’s employment by Employer without Cause (as defined below) or by Executive as a result of a material breach by Employer of any of Employer’s obligations under this Agreement, or any other agreement to which Executive and Employer are now or hereafter parties, Employer shall provide to Executive the following termination benefits (“Termination Benefits”):

(i)       continued periodic payment of Executive’s base salary at the rate then in effect pursuant to Section 4(a) for the period from the date of termination until the date that is six (6) months after the date of termination;

(ii)       if Executive is participating in Employer’s health insurance plan on the date of termination, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with Employer paying the entire cost of the regular premium for such benefits for six (6) months after the date of termination; and

(iii)       if Executive is participating in Employer’s life insurance and short term and long term disability insurance plans on the date of termination, continuation of those benefits at Employer’s expense, for the period from the date of termination until the date that is six (6) months after the date of termination.

Notwithstanding the foregoing, nothing in this Section 6(a) shall be construed to affect Executive’s right to receive COBRA continuation entirely at Executive’s own cost to the extent that Executive may continue to be entitled to COBRA continuation after Executive’s right to cost sharing under Section 6(a)(ii) ceases.

For purposes of this Agreement, the term “Cause” shall mean:

(i)       dishonest or fraudulent statements or acts of Executive with respect to Employer or any affiliate of Employer;

(ii)       Executive’s conviction of, or entry of a plea of guilty or nolo contendere for, (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud;

(iii)       willful misconduct of Executive or the failure of Executive for any reason, within thirty (30) days after receipt by Executive of written notice from the Board, to comply with reasonable specific instructions of the Board or requests of the Board for other specific action or specific omission to act that in each case may adversely affect Employer’s business or operations; or

(iv)       material breach by Executive of any of Executive’s obligations under this Agreement, or any other agreement to which Executive and Employer are now or hereafter parties.

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(b)       Disability. If Executive shall be disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions under this Agreement with reasonable accommodation, the Board may remove Executive from any responsibilities and/or reassign Executive to another position with Employer during the period of such disability. Notwithstanding any such removal or reassignment, Executive shall continue to receive Executive’s full base salary (less any disability pay or sick pay benefits to which Executive may be entitled under Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions with reasonable accommodation, Executive may, and at the request of Employer shall, submit to Employer a certification in reasonable detail by a physician selected by Employer to whom Executive or Executive’s guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, Employer’s determination of such issue shall be binding on Executive. Nothing in this Section 6(b) shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

7.       Confidential Information, Noncompetition and Cooperation.

(a)       Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to Employer which is of value to Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to Employer. Confidential Information includes, without limitation, financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been developed for Employer, or discussed or considered by the management of Employer and that have specific application to Employer. Confidential Information includes information developed by Executive in the course of Executive’s employment by Employer, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include the following: information in the public domain, unless due to breach of Executive’s duties under Section 7(b); any of the items listed in this section that were developed, possessed or created by Executive prior to the date of this Agreement; or any designs, inventions and other intellectual property conceptualized by Executive during the period he is employed by Employer but which are not directly related to Employer’s business operations.

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(b)       Confidentiality. Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and Employer with respect to all Confidential Information. At all times, both during Executive’s employment with Employer and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of Employer, except as may be necessary in the ordinary course of performing Executive’s duties to Employer.

(c)       Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by Employer or are produced by Executive in connection with Executive’s employment will be and remain the sole property of Employer. Executive will return to Employer all such materials and property as and when requested by Employer. In any event, Executive will return all such materials and property immediately upon termination of Executive’s employment for any reason. Executive will not retain with Executive any such material or property or any copies thereof after such termination. Notwithstanding the foregoing, Executive may retain after the termination of his employment with Employer copies of his personal notes, diaries, journals, correspondence, expense accounts, communication logs, business cards, contact lists, and other similar materials maintained by Executive.

(d)       Noncompetition and Nonsolicitation. Without the prior written consent of the Board, during the period that Executive is employed by Employer and, in the event Executive terminates his employment with Employer for any reason other than as a result of a material breach by Employer of any of Employer’s obligations under this Agreement, or any other agreement to which Executive and Employer are now or hereafter parties, for one (1) year thereafter, Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). Without the prior written consent of the Board, during the period that Executive is employed by Employer and, (x) in the event of the termination of Executive’s employment by Employer with Cause or (y) in the event Executive terminates his employment with Employer for any reason other than as a result of a material breach by Employer of any of Employer’s obligations under this Agreement, or any other agreement to which Executive and Employer are now or hereafter parties, for eighteen (18) months thereafter, Executive will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with Employer, and also will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with Employer. Executive understands that the restrictions set forth in this Section 7(d) are intended to protect Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean any business that provides or intends to provide the same or similar services as those provided by Employer or any of its subsidiaries in any geographic area then served by Employer (which for this purpose only shall be defined as being within one hundred (100) miles of any office or data center currently used or operated by Employer or any subsidiary of Employer). Notwithstanding the foregoing, Executive may own up to two percent (2%) of the outstanding stock of a publicly-held corporation.

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(e)       Third-Party Agreements and Rights. Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way Executive’s use or disclosure of information or Executive’s engagement in any business. Executive represents to Employer that Executive’s execution of this Agreement, Executive’s employment with Employer and the performance of Executive’s proposed duties for Employer will not violate any obligations Executive may have to any such previous employer or other party. In Executive’s work for Employer, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)       Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall cooperate fully with Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Employer which relate to events or occurrences that transpired while Executive was employed by Employer. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Employer at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by Employer. Employer shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7(f) and shall pay Executive for his time at his annual salary rate in effect at the time of the termination of his employment.

(g)       Developments. Executive will make full and prompt disclosure to Employer of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Executive (alone or jointly with others) or under Executive’s direction during the period of his employment and that pertain directly to Employer’s business operations. Executive acknowledges that all work performed by Executive for Employer hereunder is on a “work for hire” basis, and Executive hereby assigns and transfers, and will assign and transfer, to Employer and its successors and assigns all of Executive's right, title and interest, including, but not limited to, all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions, in and to all Developments that (a) relate to the business of Employer or any of the products or services of Employer; (b) result from tasks assigned to Executive by Employer; or (c) result from the use of personal property (whether tangible or intangible) owned, leased or contracted for by Employer.

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(h)       Injunction. Executive agrees that it would be difficult to measure any damages caused to Employer which might result from any breach by Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, Executive agrees that if Executive breaches, or proposes to breach, any portion of this Agreement, Employer shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

8.       Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum, form or location agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.       Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the State of New York. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.       Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11.       Assignment; Successors and Assigns, etc. Neither Employer nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, that Employer may assign its rights under this Agreement without the consent of Executive in the event that Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon Employer and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

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12.       Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.       Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.       Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with Employer or, in the case of Employer, at its principal executive offices, Attn: Chief Executive Officer, with a copy to Waller Lansden Dortch & Davis LLP, 511 Union Street, Suite 2700, Nashville, TN 37219, Attn: Marc J. Adesso, Esq., and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15.       Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of Employer.

16.       Governing Law. This is a Nevada contract and shall be construed under and be governed in all respects by the laws of the State of Nevada, without giving effect to the conflict of laws principles of such State.

17.       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed by Employer and by Executive as of the Effective Date.

EDISON NATION, INC.

By:	/s/ Christopher B. Ferguson
	Name:	Christopher B. Ferguson
	Title:	Chief Executive Officer

EXECUTIVE

/s/ Philip Anderson
Philip Anderson

September 26, 2018

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EXHIBIT A

Non-Qualified Option Agreement

Edison Nation, Inc.

Nonqualified Stock Option Agreement

This Agreement is made and entered into as of the date signed, by and between Edison Nation, Inc. (the “Company”) and Philip Anderson, a resident of the State of New York (the “Participant”) in connection with the grant of an option under the Xspand Products Lab, Inc. Omnibus Incentive Plan that was made by the Company on December 21, 2017, and that was renamed the Edison Nation, Inc. Omnibus Incentive Plan on September 7, 2018 (the “Plan”).

The Company has established the Plan by action of its board of directors. The Participant is a director, Consultant or an employee of the Company or an Affiliate, and the Company desires to encourage the Participant to own Common Stock for the purposes stated in the Plan. The Company intends that this Option be treated as a Nonqualified Stock Option under the Plan. In consideration of the foregoing, the parties have entered into this Agreement to govern the terms of the Option granted by the Company:

1. Grant of Option. Subject to the terms and conditions set forth herein, the Company grants to the Participant an Option to purchase from the Company 210,000 shares of Common Stock at a price of $5.00 per share. This Option expires at the close of business on December 21, 2022, unless it expires sooner pursuant to Paragraph 6.

(a) This Option is exercisable with respect to the number of shares of Common Stock determined as follows:

On and After	Number of Shares Exercisable

December 21, 2017	70,000 Shares
December 21, 2018	Additional 70,000 Shares
December 21, 2019	Additional 70,000 Shares

(b) Upon a Change in Control, the right to exercise this Option will be fully vested and the Committee shall provide for one or more of the following measures (as selected by the Committee) with respect to the Option to the extent it is unexercised as of the date of the Change in Control:

(i)	if the Company is the surviving entity, the continuation or assumption of the Option by the surviving or acquiring entity or its direct or indirect parent;

(ii)	the conversion of the Option into options to purchase the common stock of the acquiring entity or it direct or indirect parent in a transaction to which section 424(a) of the Code applies, or other equity-based awards that have substantially the same terms and economic value as the Option;

(iii)	the cancellation of the Option and payment to the Participant in cash (or marketable securities) that is equal to the value of the Common Stock covered by the Option, less the exercise price of the Option, provided that the Option will be cancelled for no consideration if the exercise price equals or exceeds the value of such Common Stock;

(iv)	make arrangements for the exercise of the Option immediately prior to the Change in Control transaction so that the Participant will receive the same consideration as other holders of Common Stock; or

(v)	any other consideration or rights in the Change in Control determined by the Committee that provides equivalent value to the Participant.

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2. Notice of Exercise. The exercise of this Option may be subject to the Participant’s execution of a written shareholders agreement that generally applies to some or all of the shareholders of the Company. Otherwise, the Participant may exercise this Option, in whole or in part, from time to time, with respect to the number of whole shares of Common Stock that can be purchased at such time in accordance with Paragraph 1, by actual delivery of written notice to the Company at the address provided in Paragraph 12. Such notice of exercise shall:

(a) specify the number of whole shares of Common Stock to be purchased, the exercise price and, if applicable, the portion of the Option that is being exercised;

(b) contain evidence satisfactory to the Committee that the person exercising this Option is the Participant or has the right to exercise this Option; and

(c) be accompanied by payment of the exercise price in accordance with the Plan and, in a manner that is acceptable to the Company or the Committee, payment of or arrangement for the payment of any required federal, state and local withholding taxes that are due in connection with the exercise. The Company shall withhold shares of Common Stock with a value equal to the amount of taxes required to be withheld, unless the parties make alternate arrangements for satisfying such withholding tax obligations.

3. Transfer and Exercise of Option. In general, this Option is not transferable and the Participant may not make any disposition of this Option or any interest herein during his or her lifetime, except for transfers pursuant to a will or the laws of descent and distribution; provided, however, that the Option may be transferred to the extent consented to by the Committee. As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Paragraph is void.

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4. Status of Participant. The Participant shall not be deemed a stockholder of the Company with respect to any of the shares of Common Stock subject to this Option, except to the extent that such shares shall have been purchased and transferred to him or her. The Company is not required to issue shares of Common Stock purchased upon exercise of this Option until all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the Common Stock may then be listed.

5. No Effect on Capital Structure. This Option shall not affect the right of the Company or any Affiliate to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

6. Expiration of Option. The right to purchase Common Stock under this Option shall expire on the date specified in Paragraph 1 but shall expire sooner in the circumstances described in this Paragraph.

(a) Termination of Service. Upon a Termination of Service for any reason other than death or disability (as described in this Paragraph 6), the Participant shall have the right for three months thereafter to exercise this Option with respect to the shares that have become exercisable pursuant to Paragraph 1 on the date of such termination. Thereafter, this Option shall terminate and cease to be exercisable.

(b) Disability. Upon a Termination of Service by reason of disability (as defined in section 22(e)(3) of the Code), the Participant shall have the right for 12 months thereafter to exercise this Option with respect to all shares available for purchase hereunder, including the portion of this Option that has not yet become exercisable pursuant to Paragraph 1 on the date of such termination. Thereafter, this Option shall terminate and cease to be exercisable.

(c) Death. If the Participant dies, this Option shall be exercisable by the Participant’s legal representatives, heirs, legatees, or distributees for 12 months after the date of the Participant’s death with respect to all shares available for purchase hereunder, including that portion of this Option that has not yet become exercisable pursuant to Paragraph 1 on the date of the Participant’s death. Thereafter, this Option shall terminate and cease to be exercisable.

7. Restrictions on Shares. As a condition to the issuance of Common Stock upon the exercise of this Option, the Participant must execute and agree to be bound by any shareholders’ agreement or underwriter agreement that is executed by other shareholders of the Company.

8.       Committee Authority. Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Such decision by the Committee shall be final and binding.

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9.       Plan Controls. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of this Agreement and as the Plan is amended from time to time. A copy of the Plan, and any amendments thereto, has been delivered or made available to the Participant and shall be deemed to be a part of this Agreement as if fully set forth herein. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. For purposes of this Agreement, the defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires. The terms “Article” or “Section” generally refer to provisions within the Plan; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

10.       Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail, delivery service or electronic mail. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company shall be addressed as follows:

Edison Nation, Inc.

Attn: Christopher B. Ferguson, CEO

909 Brunswick Avenue

Phillipsburg, New Jersey 08865

Phone: (615) 829-1039

Email: CFerguson@edisonnation.com

Notices to the Participant shall be hand-delivered to the Participant on the premises of the Company or its Subsidiaries, or sent via electronic mail or mailed to the last address shown on the records of the Company.

13.       Information Confidential. As partial consideration for granting of this Option, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

14.       Governing Law. Except as is otherwise provided in the Plan, where applicable, the provisions of this Agreement shall be governed by the internal laws of the State of Nevada, without regard to the principles of conflicts of laws thereof.

[Signature Page Follows]

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EXECUTION PAGE

In Witness Whereof, the Company has caused this Agreement to be executed and the Participant has set his hand hereto on the day and year first above written.

Edison Nation, Inc.

By:

Its:

Participant

Philip Anderson

Date:

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